Exhibit 99.1

QDM International Inc. Reports Financial Results for the Three Months Ended June 30, 2026

HONG KONG, Aug. 17, 2026 (GLOBE NEWSWIRE) -- QDM International Inc. (the “Company”)(OTCQB: QDMI), a Florida holding company with operations primarily conducted through its indirectly wholly-owned subsidiary, Hong Kong YeeTah Insurance Broker Limited (“YeeTah”), today announced its financial results for the three months ended June 30, 2026.

Operational and Financial Highlights for the Three Months Ended June 30, 2026

Revenue increased by approximately $4.8 million, or 133.4%, for the three months ended June 30, 2026 as compared to the same period of 2025.

Net income for three months ended June 30, 2026 increased by approximately $1,300,000, or 70.2%, as compared to the same period of 2025.

Basic earnings per share for the three months ended June 30, 2026 were US$0.36, compared to basic earnings per share of US$0.22 for the three months ended June 30, 2025.

Huihe Zheng, Chairman, CEO, and President of the Company said: “During the three months ended June 30, 2026, the Company maintained strong business growth momentum, with revenue increasing by 133.4% year-on-year and net income rising by 70.2%. Basic earnings per share rose from $0.22 in the same period last year to $0.36. The growth in revenue and profitability was primarily driven by the Company’s continuous expansion of insurance partners and referral channels, reflecting the Company’s strong execution capabilities and business momentum. In response to changing market conditions, the Company continued to expand its business and partnership channels, achieving both business scale expansion and sustained profitability. During the reporting period, the Company maintained a stable financial position, supporting its ongoing business development. Looking ahead, we plan to further deepen our insurance brokerage operations, expand insurance partnerships and product channels, continuously enhance customer service capabilities and operational efficiency, drive steady business growth, and create long-term value for our shareholders.”

Results of Operations for the Three Months Ended June 30, 2026

Revenue increased by approximately $4.8 million, or 133.4%, for the three months ended June 30, 2026 as compared to the same period of 2025. The increase was mainly due to (i) addition of insurance companies that offer more insurance products, and (ii) the increase of the number of our referral partners.

Cost of sales increased by approximately $3.1 million, or 292.9%, for the three months ended June 30, 2026 as compared to the same period of 2025. The increase was primarily due to higher referral fees paid. During the three months ended June 30, 2026, the Company had higher referral fee rates. Effective October 1, 2025, the Company adjusted its standard referral fee rate to approximately 50% to align with market conditions, maintain competitiveness, and comply with the referral commission regulations issued by the Hong Kong Insurance Authority (the “IA”), which establishes a 50% benchmark rate. This compares to the three months ended June 30, 2025, when the Company applied a referral fee rate of approximately 15% and supplemented payments with additional discretionary bonuses to certain partners. The shift to the higher fixed benchmark rate drove the incremental commission expense recorded in the current period.

Gross profit margin decreased by approximately 20.0%, from 70.8% for the three months ended June 30, 2025 to 50.8% for the three months ended June 30, 2026, which was in line with the significant increase in cost of sales.

General and administrative expenses generally are fixed and consist primarily of employee salaries, office rent, insurance costs, general office operating expenses (e.g., utilities, repairs and maintenance) and professional fees in engaging various service providers.

General and administrative expenses increased by approximately $117,000, or 31.9%, for the three months ended June 30, 2026 as compared to the same period of 2025. The change is primarily due to hiring of more employees, and an increase in payroll expenses related to the Company’s Chief Executive Officer, Mr. Zheng, whose employment agreement became effective in December 2025.

Current income tax expenses increased by approximately $268,000, or 71.3%, for the three months ended June 30, 2026 as compared to the same period of 2025. The change is primarily due to increase in profits in the three months ended June 30, 2026.

Net income for three months ended June 30, 2026 increased by approximately $1,300,000, or 70.2%, as compared to the same period of 2025.

Basic earnings per share for the three months ended June 30, 2026 were US$0.36, compared to basic earnings per share of US$0.22 for the three months ended June 30, 2025.

Financial Condition

Cash and cash equivalents were US$10.16 million as of June 30, 2026, compared with US$10.33 million as of June 30, 2025.

About QDM International Inc.

QDM International Inc. (OTCQB: QDMI) is a holding company focused on building a diversified insurance services platform in Hong Kong. Through its indirectly wholly owned subsidiary, Hong Kong YeeTah Insurance Broker Limited (“YeeTah”), the Company provides professional insurance brokerage and related financial services to individuals and families.YeeTah is an independent, licensed insurance broker with established relationships across the Hong Kong insurance market, offering a broad range of life, medical, and general insurance solutions designed to address the evolving protection and financial needs of its customers. YeeTah is also licensed as a Mandatory Provident Fund (“MPF”) intermediary and provides account-opening and related services under Hong Kong’s MPF and Occupational Retirement Schemes Ordinance (“ORSO”) frameworks. For more information, please visit https://www.qdmi.net.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company bases these forward-looking statements on its expectations and projections about future events, which the Company derives from the information currently available to it. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential,” or “hopes” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including: the Company’s ability to attract and retain customers, including mainland Chinese visitors to Hong Kong; its ability to maintain and expand relationships with insurance company partners and obtain favorable commission rates; changes in laws, regulations, or regulatory guidance in Hong Kong, including those issued by the Insurance Authority, that could impact the Company’s business or commission structures; the impact of political, economic, and social conditions in Hong Kong and mainland China; the Company’s ability to recruit and retain qualified sales professionals and key management personnel; the competitive environment of the insurance brokerage industry in Hong Kong; and the Company’s ability to complete a proposed public offering and listing on a national securities exchange. These and other factors may cause the Company’s actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The Company is not obligated to update or revise any forward-looking statement publicly, whether as a result of new information, future events, uncertainties, or assumptions, except as required by applicable law. The forward-looking events discussed in this press release may not occur, and actual events and results may differ materially and are subject to risks, uncertainties, and assumptions about the Company. For a more detailed discussion of risk factors, please refer to the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s most recent quarterly report on Form10-Q.

Investor Relations Contact

Investor Relation Office

Tel: 852 8491 2508

Email: ir@qdmi.com

QDM INTERNATIONAL INC.

CONDENSED CONSOLIDATED BALANCE SHEETS
AS OF JUNE 30 AND MARCH 31, 2026

	June 30, 2026	March 31, 2026
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,162,351	$10,328,590
Accounts receivable, net of credit loss allowance of $Nil and $Nil	879,998	2,897,114
Prepaid expenses and deposits	9,808,097	4,057,519
Total current assets	20,850,446	17,283,223

Right of use assets – operating lease	192,312	73,003
Long-term prepaid expenses and deposits	86,316	86,316
Property and equipment, net	—	899

Total assets	$21,129,074	$17,443,441

LIABILITIES, TEMPORARY EQUITY AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable & accrued liabilities	$124,655	$82,224
Operating lease liabilities - current	115,381	40,703
Income tax payable	1,287,293	915,215

Total current liabilities	1,527,329	1,038,142

Operating lease liabilities – non current	75,342	30,680
Total liabilities	1,602,671	1,068,822

Temporary equity:
Redeemable Series B preferred stock, $0.0001 par value, 30,000,000 shares authorized, 6,013,500 and 6,013,500 issued and outstanding as of June 30, 2026 and March 31, 2026, respectively	812,851	812,851
Shareholders’ equity:
Common stock, $0.0001 par value, 700,000,000 shares authorized, 8,636,186 and 8,636,186 shares issued and outstanding as of June 30, 2026 and March 31, 2026, respectively	3,572	3,572
Treasury stock, 139 and 139 shares at cost	(60,395)	(60,395)
Additional paid-in capital	11,688,381	11,688,381
Retained earnings	7,081,994	3,930,210
Total shareholders’ equity	18,713,552	15,561,768

Total liabilities, temporary equity and shareholders’ equity	$21,129,074	$17,443,441

QDM INTERNATIONAL INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
FOR THE THREE MONTHS ENDED JUNE 30, 2026 AND 2025

	For the Three Months Ended June 30, 2026	For the Three Months Ended June 30, 2025
	(Unaudited)	(Unaudited)
Revenue	$8,392,383	$3,594,997
Cost of sales	4,128,106	1,050,746
Gross profit	4,264,277	2,544,251

Operating expenses
General & administrative expenses	484,497	367,194
Total operating expenses	484,497	367,194

Income from operations	3,779,780	2,177,057

Other income (expenses)
Finance costs	(1,487)	(1,718)
Other income, net	17,566	52,406
Total other income	16,079	50,688

Income before income taxes	3,795,859	2,227,745

Current income tax expenses	644,075	375,933

Net income	$3,151,784	$1,851,812

Total comprehensive income	$3,151,784	$1,851,812

Earnings per share of common stock:
Basic earnings per share	$0.36	0.22
Diluted earnings per share	$0.36	0.22

Weighted average basic & diluted shares outstanding:
Basic	8,636,186	8,577,679
Diluted	8,636,186	8,577,679

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